EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed on June 23, 2008 pertaining to the TorreyPines Therapeutics, Inc. 2006 Equity Incentive Plan and the 2008 Employee Stock Purchase Plan of TorreyPines Therapeutics, Inc., of our report dated March 28, 2008, with respect to the financial statements of TorreyPines Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/  ERNST & YOUNG LLP

San Diego, California

June 20, 2008